EXHIBIT 99.2


                  [Colorado Wyoming Reserve Company Letterhead]


PRESS RELEASE

     Colorado Wyoming Reserve Company Announces the Successful Completion of Previously Announced Merger

         DENVER, COLORADO: FEBRUARY 12 1998: Colorado Wyoming Reserve Company announced today that the previously announced merger with Shorco, a private "3D" seismic oriented oil and gas exploration and production company, was completed and closed on Friday, February 6, 1998.

         With the consummation of this merger the company now has acquired a total of 28,000 acres in the play and it is aggressively pursuing the acquisition of a much larger acreage position in the area.

         John Greene, former Executive Vice-President of the Louisiana Land and Exploration Company and Robert Tiddens, former Chairman of Shorco, have been appointed to the Company's board of directors.

         The Company is pleased to announce also that Cindy Stewert will lead the goescience team and Louis Willhoit, of VTV, Inc. will be providing geophysical services. Both have previously had success in exploration and development in the areas of interest to the Company.

         Colorado Wyoming Reserve Company (CWYR) is a "3D" seismic driven oil and gas exploration and production company with a geographic focus in the Rocky Mountain Region.

         For further information contact Dr. Waseem A. Sayed at Tel:
(909) 860-8333 ext. 24, Fax: (909) 860-8024.

         Safe Harbor for Forward-Looking Statements: Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, volatility of oil and gas prices, product demand, market competition, imprecision of reserve estimates and the Company's ability to replace and expand oil and gas reserves. These and other risks are described in the Company's Annual Report on Form 10-KSB and other filings with the Securities and Exchange Commission.